UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 30, 2016
Cintas Corporation
(Exact name of registrant as specified in its charter)

Washington	0-11399	31-1188630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio	45262-5737
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:
(513) 459-1200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On July 30, 2016, the Board of Directors (the “Board”) of Cintas Corporation (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, expanded the Board from nine members to ten members and appointed Robert E. Coletti to the Board, effective immediately.  Mr. Coletti will hold office until the next annual meeting of the shareholders and until his successor has been elected or until his earlier resignation or removal. Mr. Coletti has also been appointed to serve on the Executive Committee of the Board.
Mr. Coletti will participate in the Company’s standard compensation arrangements for non-employee directors, as more particularly described in the Company’s 2015 proxy statement filed with the Securities and Exchange Commission, except that he will receive a $57,000 cash annual retainer, payable quarterly, plus $3,850 for each meeting attended.
Mr. Coletti has been a partner at the law firm of Keating Muething & Klekamp PLL since 1988 with a practice concentrated in the corporate, securities and financing areas where he has extensive experience in forming joint ventures, initial public offerings of securities, and mergers, acquisitions and divestitures representing both public and closely-held corporations. Mr. Coletti is a member of the firm's board of directors.
There is no arrangement or understanding between Mr. Coletti and any other person pursuant to which Mr. Coletti was elected as a director of the Company.
The Company engages Keating Muething & Klekamp PLL for a variety of legal services. Mr. Coletti is a partner of the firm. The Company paid the firm fees of $4,409,714 for legal services during the fiscal year ended May 31, 2016. Mr. Coletti does not receive any direct compensation from fees paid by the Company to the firm.
In addition, on August 3, 2016, Robert J. Kohlhepp, Chairman of the Company, notified the Company that he will retire from the Company effective as of September 30, 2016. Mr. Kohlhepp will remain the Chairmen until his retirement.
The Company’s CEO and Board Member, Scott D. Farmer will be appointed Chairman upon Mr. Kohlhepp’s retirement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINTAS CORPORATION

Date: August 4, 2016	By:	/s/ J. Michael Hansen
J. Michael Hansen
Vice President and Chief Financial Officer